Exhibit 99.1

            Synagro Technologies, Inc. Files Third Quarter Earnings

     HOUSTON--(BUSINESS WIRE)--Nov. 2, 2005--Synagro Technologies, Inc. (Nasdaq and ArcaEx Markets:SYGR)

     Key Third Quarter Highlights and Other Events

     -- Payment of initial cash dividend on August 2, 2005 of $0.10 per common share ($7.2 million) to all of its shareholders of record as of July 18, 2005

     -- Revenue during the quarter increased 2.7% to $88.2 million from the third quarter in 2004

     -- Net income for the quarter totaled $5.1 million compared to $4.4 million in the third quarter of 2004

     -- Earnings before interest, taxes, depreciation, and amortization for the quarter totaled $19.2 million compared to $17.7 million in the third quarter of 2004

     Synagro Technologies, Inc. (Nasdaq and ArcaEx Markets: SYGR), ("the Company") announced today its results of operations for the three and nine months ended September 30, 2005.
     Commenting on the results for the quarter, the Company's Chief Executive Officer, Robert C. Boucher, Jr. stated, "For the quarter our top line revenue increased 2.7% to $88.2 million, including increases in our design build and event revenues. Our contract revenues decreased $0.8 million due to an expected decrease in revenue on a long-term cleanout contract that will not have significant activity in 2005. This contract generated $0.4 million of revenue this quarter, compared to $3.3 million of revenue in the third quarter of 2004.
     "Operating income for the quarter totaled $13.7 million compared to $12.9 million reported last year. Our earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter increased to $19.2 million from $17.7 million reported last year. The increases in operating income and EBITDA are primarily due to a $2.4 million increase in gains from asset sales, lower facility repairs and maintenance costs, and lower insurance costs, partially offset by a $3.0 million increase in low margin construction revenue, a $2.9 million decrease in revenue on the long-term cleanout contract that has higher than normal margins, and a $1.2 million increase in facility utility costs.
     "During the quarter we continued to make progress on the five facility development projects that are expected to be completed over the next year. We expect these projects will generate approximately $26.0 million of annual revenue and $9.0 million of EBITDA once completed.
     "Our fiscal 2005 estimated revenue, net loss before preferred stock dividends, and EBITDA guidance have been revised to a range of $325 to $330 million for revenue, $6.8 to $5.4 million for net loss before preferred stock dividends, and $62 to $64 million for EBITDA. The revisions to our guidance primarily relate to increases in utility and diesel costs which have continually increased this year and increased sharply after the unusual hurricane activity the past several months. Our facility utility costs were approximately $2.4 million higher than expected through the first nine months of 2005, including $1.2 million in the third quarter of 2005. We have locked in our natural gas costs that do not have a contractual pass-through for the remainder of 2005 and approximately 50% of our similar natural gas requirements for fiscal 2006. We also continue to review various hedging strategies and plant efficiency opportunities to further mitigate this risk of higher commodity prices moving forward, but do expect that our utility costs will increase and remain high during 2006." See Note C to the attached year to date financial statements for a reconciliation of EBITDA to net loss before preferred stock dividends.

     September 30, 2005 -- Third Quarter Financial Results

     Revenue for the quarter ended September 30, 2005, increased $2.3 million or
2.7 percent to $88.2 million from $85.9 million in the comparable period last year. Design build construction revenues increased $3.0 million, primarily due to a $2.0 million increase in construction revenue on the Honolulu dryer facility project which is expected to be completed and commence operations by year end. Contract revenues decreased $0.8 million due primarily to an expected $2.9 million decrease in revenue on a long-term cleanout job partially offset by a $1.1 million increase in revenues from the Sacramento dryer facility that commenced operations in December 2004, a $1.0 million increase related to a new disposal contract, and other contract changes. Event revenues increased $0.7 million due to timing of larger projects which started later this year compared to last year.
     Operating income for the quarter increased $0.8 million to $13.7 million compared to $12.9 million in the comparable quarter last year. This increase in operating income is a result of a $2.4 million increase in gains from asset sales, lower facility repairs and maintenance costs, and a reduction in insurance expense due to lower claims activity, offset by revenue mix changes associated with the $2.9 million decrease in revenue on a cleanout contract that had higher than normal margins, the $3.0 million increase in low margin construction revenue, and a $1.2 million increase in facility utility costs.
     Pre-tax income for the quarter increased $2.0 million to $9.2 million from income of $7.2 million reported in the third quarter of 2004 due to the $0.8 million increase in operating income and a $1.2 million decrease in other expense, net related primarily to a $1.0 million decrease in interest expense. The decrease in interest expense relates to lower interest rates on debt refinanced in the second quarter partially offset by interest on the Sacramento facility that was financed with tax exempt debt and that commenced operations in December 2004.
     Net income before preferred stock dividends totaled $5.1 million, or $0.07 per diluted share, compared to net income of $4.4 million or $0.07 per diluted share for the same period in 2004.
     Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter increased to $19.2 million from $17.7 million in the comparable quarter last year primarily due to the changes in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income (loss) before preferred stock dividends.

     September 30, 2005 -- Year-to-Date Financial Results

     Revenue for the nine months ended September 30, 2005, increased $7.2 million or 3.0 percent to $248.0 million from $240.8 million in the comparable nine months last year. Design build construction revenues increased $15.9 million primarily due to a $13.9 million increase in construction revenue on the Honolulu dryer facility project which is expected to be substantially completed by year end. Contract revenues decreased $3.8 million due primarily to an expected $5.7 million decrease in revenue on a long-term cleanout job partially offset by an increase in revenues from the Sacramento dryer facility that commenced operations in December 2004, a $1.0 million increase related to a new disposal contract, and other contract changes. Event revenues decreased $2.6 million due to several large event projects in the first half of 2004, but are expected to increase the remainder of the year due to start-up of a large project awarded earlier this year.
     In June 2005, the Company closed a new $305 million senior credit agreement, repaid $190 million of debt under its previously outstanding senior and subordinated debt agreements, converted all outstanding shares of preferred stock into 41,885,597 shares of common stock, and completed a $160 million offering of 9,302,326 primary and 27,847,674 secondary shares of common stock (the "Recapitalization"). Accordingly, the Company incurred certain costs and write-offs relating to the Recapitalization, including $1.5 million of transaction costs and expenses, $6.8 million of stock option redemptions and transaction bonuses, and $19.5 million of debt extinguishment costs. The Company also recognized as dividends $4.6 million of previously unrecognized accretion on preferred stock. These costs and write-offs are included in the accompanying year-to-date consolidated statement of operations.
     Operating income for the nine months totaled $23.0 million compared to $33.5 million in the comparable nine months last year. Operating income, adjusted to exclude transaction costs and expenses totaling $1.5 million, and stock option redemptions and transaction bonuses of $6.8 million related to the Recapitalization decreased by approximately $2.2 million to $31.3 million compared to $33.5 million reported in the first nine months of 2004. This decrease in operating income is a result of revenue mix changes associated with the $5.7 million expected decrease in revenue on a cleanout contract that had higher than normal margins, the $15.9 million increase in low margin construction revenue, a $2.4 million increase in facility utility costs, partially offset by a $1.7 million increase in gains from asset sales, a decrease in facility repair and maintenance costs, and a reduction in insurance expense due to lower claims activity.
     Pre-tax income (loss) for the nine months decreased to a loss of $13.6 million from income of $17.0 million reported in the first nine months of 2004. Pre-tax income, adjusted to exclude transaction costs and expenses, stock option redemptions and transaction bonuses, and debt extinguishment costs related to the Recapitalization totaling $27.8 million, totaled $14.2 million and decreased $2.8 million from the prior year, including the $2.2 million decrease in income from operations, and a $0.9 million increase in interest expense. The increase in interest expense relates to increases in market interest rates and interest on the Sacramento facility that was financed with tax exempt debt and that commenced operations in December 2004.
     Net loss before preferred stock dividends totaled $9.1 million for the nine months ended September 30, 2005, compared to net income of $10.4 million for the same period in 2004. Diluted loss per share totaled $0.47 for the nine months ended September 30, 2005, compared to diluted earnings per share of $.18 for the same period in 2004. Supplemental proforma diluted earnings per share totaled $0.12 for the nine months ended September 30, 2005. Supplemental proforma diluted earnings per share is intended to show the proforma effects assuming the Recapitalization had occurred at the beginning of 2005 (See Note B to the attached financial statements for the detailed calculation of supplemental EPS.)
     EBITDA for the first nine months of 2005, adjusted to exclude the transaction costs and expenses, stock option redemptions and transaction bonuses, and debt extinguishment costs related to the Recapitalization totaling $27.8 million, decreased to approximately $47.4 million from approximately $48.1 million in the comparable period last year primarily due to the changes in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income before preferred stock dividends.
     Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions may materially impact the Company's results of operations and cash flow during the affected period.
     A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
     Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

     Safe Harbor Statement

     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customer; our ability to complete new facilities as scheduled; our level of debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; the effect of the restrictions in our senior secured credit facility on our operations; and our ability to service our debt. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                For the Three Months Ended September 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                         2005              2004
                                   ----------------- -----------------
Revenue                            $88,238    100.0% $85,940    100.0%
Cost of operations                  70,495     79.9%  66,567     77.5%
                                   -------- -------- -------- --------
   Gross profit                     17,743     20.1%  19,373     22.5%

General and administrative
 expenses                            6,417      7.3%   6,128      7.1%
Special charge                          --      0.0%     320      0.4%
Loss (gain) on sale of assets       (2,375)   (2.7)%      42      0.0%
                                   -------- -------- -------- --------
   Income from operations           13,701     15.5%  12,883     15.0%

Interest expense, net                4,711      5.3%   5,677      6.6%
Other expense (income), net           (175)   (0.2)%      35      0.0%
                                   -------- -------- -------- --------
   Other expense, net                4,536      5.1%   5,712      6.6%
                                   -------- -------- -------- --------
Income before provision for income
 taxes                               9,165     10.4%   7,171      8.4%
Provision for income taxes           4,027      4.6%   2,796      3.3%
                                   -------- -------- -------- --------
Net income before preferred stock
 dividends                           5,138      5.8%   4,375      5.1%
                                            ========          ========
Preferred stock dividends (Note A)      --             2,237
                                   --------          --------
   Net income applicable to common
    stock                           $5,138            $2,138
                                   ========          ========

Earnings per share (Note B):
   Basic                             $0.07             $0.11
                                   ========          ========
   Diluted                           $0.07             $0.07
                                   ========          ========

Depreciation and amortization       $5,298      6.0%  $4,855      5.6%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note C)               $19,174     21.7% $17,703     20.6%
Adjusted EBITDA (Note C)           $19,174     21.7% $18,023     21.0%


Note A:   The Company's preferred stock accrued at an eight percent
dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $2,237,000 during the three months ended September 30, 2004, of which $1,973,000, represents the eight percent dividend (noncash), and $222,000, represents accretion of preferred stock, and the remainder represents amortization of issuance costs.


Note B:   The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                                 Three Months Ended
                                               -----------------------
                                                  2005        2004
                                               ----------- -----------
Basic earnings per share:
----------------------------------------------
   Net income before preferred stock dividends     $5,138      $4,375
   Preferred stock dividends                           --       2,237
                                               ----------- -----------
   Net earnings applicable to common stock         $5,138      $2,138
                                               =========== ===========

   Net earnings per share -- basic                  $0.07       $0.11
                                               =========== ===========

   Weighted average shares outstanding         72,130,712  19,775,821
                                               =========== ===========

Diluted earnings per share:
----------------------------------------------
   Net income before preferred stock dividends     $5,138      $4,375
                                               =========== ===========

   Diluted earnings per share, as reported          $0.07       $0.07
                                               =========== ===========

   Diluted shares outstanding                  73,659,677  59,033,554
                                               =========== ===========


Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2004, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").


Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because we use these measurements in evaluating our performance and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because it is a measure used by our debt holders to determine compliance with financial ratios included in our Senior Secured Credit Agreement. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                 Three Months Ended
                                               ----------------------
                                                 2005        2004
                                               ----------  ----------

Net income before preferred
    stock dividends                               $5,138      $4,375
    Interest expense, net                          4,711       5,677
    Provision for income taxes                     4,027       2,796
    Depreciation and amortization                  5,298       4,855
                                               ----------  ----------
EBITDA                                            19,174      17,703

    Special Charges                                   --         320
                                               ----------  ----------
Adjusted EBITDA                                  $19,174     $18,023
                                               ==========  ==========



                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                For the Nine Months Ended September 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                     2005                2004
                              ------------------- -------------------
Revenue                       $247,984     100.0% $240,764     100.0%
Cost of operations             201,232      81.1%  190,164      79.0%
                              --------- --------- --------- ---------
   Gross profit                 46,752      18.9%   50,600      21.0%

Transaction costs and
 expenses                        1,517       0.6%       --       0.0%
Stock option redemptions and
 transaction bonuses             6,805       2.7%       --       0.0%
General and administrative
 expenses                       17,976       7.3%   17,649       7.3%
Special charge                      --       0.0%      320       0.1%
Gain on sale of assets          (2,580)    (1.0)%     (850)    (0.3)%
                              --------- --------- --------- ---------
   Income from operations       23,034       9.3%   33,481      13.9%

Debt extinguishment costs       19,487       7.9%       --       0.0%
Interest expense, net           17,312       7.0%   16,428       6.8%
Other expense, net                (116)   ( 0.1)%       35       0.0%
                              --------- --------- --------- ---------
   Other expense, net           36,683      14.8%   16,463       6.8%
                              --------- --------- --------- ---------
Income (loss) before
 provision for income taxes    (13,649)    (5.5)%   17,018       7.1%
Provision (benefit) for
 income taxes                   (4,548)    (1.8)%    6,637       2.8%
                              --------- --------- --------- ---------
Net income (loss) before
 preferred stock dividends      (9,101)    (3.7)%   10,381       4.3%
                                        =========           =========
Preferred stock dividends
 (Note A)                        9,587               6,551
                              ---------           ---------
   Net income (loss)
    applicable to common
    stock                     $(18,688)             $3,830
                              =========           =========

Earnings (loss) per share
 (Note B):
   Basic                        $(0.47)              $0.19
                              =========           =========
   Diluted                      $(0.47)              $0.18
                              =========           =========

Depreciation and amortization  $15,962       6.4%  $14,345       6.0%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA")
 (Note C)                      $19,625       7.9%  $47,791      19.8%
Adjusted EBITDA (Note C)       $47,434      19.1%  $48,111      20.0%


Note A: The Company's preferred stock accrued at an eight percent dividend per annum through June 21, 2005. On June 21,2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $9,587,000 and $6,551,000 during the nine months ended September 30, 2005 and 2004 respectively, of which $3,874,000 and $5,760,000, respectively, represent the eight percent dividend (noncash), $4,871,000 and $667,000, respectively, represents accretion of preferred stock, and the remainder represents amortization of issuance costs.


Note B: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                              Nine Months Ended
                                        -----------------------------
                                            2005           2004
                                        -------------- --------------
Basic earnings (loss) per share:
---------------------------------------
  Net income (loss) before preferred
   stock dividends                            $(9,101)       $10,381
  Preferred stock dividends                     9,587          6,551
                                        -------------- --------------
  Net earnings (loss) applicable to
   common stock                              $(18,688)        $3,830
                                        ============== ==============

  Net earnings (loss) per share --
   basic                                       $(0.47)         $0.19
                                        ============== ==============

  Weighted average shares outstanding      39,350,721     19,775,821
                                        ============== ==============

Diluted earnings (loss) per share:
---------------------------------------
  Net income (loss) before preferred
   stock dividends                            $(9,101)       $10,381
                                                       ==============
  Less antidilutive effect of dividends
   and common stock equivalents                 9,587
                                        --------------
                                             $(18,688)
                                        ==============

  Diluted earnings (loss) per share, as
   reported                                    $(0.47)         $0.18
                                        ============== ==============

  Diluted shares outstanding               66,778,221     58,236,380
                                                       ==============
  Less: Antidilutive effect of common
   stock equivalents                       27,427,500
                                        --------------
                                           39,350,721
                                        ==============

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Reported diluted EPS for the nine months ended September 30, 2005, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Supplemental proforma diluted EPS is intended to show the proforma effects assuming the Recapitalization had occurred at January 1, 2005 and also excludes the transaction costs and expenses and debt extinguishment costs related to the Recapitalization. Supplemental pro forma diluted EPS is not a measure under generally accepted accounting principles and should not be considered as an alternative to reported diluted EPS as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table summarizes the calculation of supplemental proforma diluted EPS (dollars in thousands, except share data):
                                                  Nine Months Ended
                                                  ------------------
                                                        2005
                                                  ------------------
Income (loss) before taxes                                 $(18,688)
  Addback:
    Transaction costs and expenses (a)                        1,517
    Stock option redemptions and transaction
     bonuses (a)                                              6,805
    Debt extinguishment costs (a)                            19,487
    Interest (b)                                             17,312
  Deduct:
    Proforma Interest (c)                                   (13,605)
                                                  ------------------
  Adjusted pre-tax income                                    12,828
  Tax provision (d)                                           5,131
                                                  ------------------
                                                             $7,697
                                                  ==================
Diluted shares outstanding (e)
  Options                                                 1,772,000
  Shares outstanding                                     65,006,000
                                                  ------------------
                                                         66,778,000
                                                  ==================

Supplemental proforma diluted EPS                             $0.12
                                                  ==================

The following adjustments were made in calculating supplemental proforma diluted earnings per share:

(a) Remove transaction costs and expenses, stock option redemptions and transaction bonuses, and debt extinguishment costs incurred in connection with the Recapitalization.

(b) To remove historical interest expense.

(c) To estimate interest expense on the new senior secured credit agreement based on $180 million of term loans and $9.9 million of revolver borrowings outstanding at closing at an assumed interest rate of LIBOR plus 2.25% and 2.75% respectively, along with an estimate of fees for $37.5 million of letters of credit outstanding at 2.75% and estimated non-use fees and expenses, plus actual interest expense on other debt and capital leases outstanding during the period.

(d) Taxes were assumed at 40.0 percent of pretax income.

(e) Shares outstanding for the period were calculated using the actual weighted shares outstanding for the period adjusted to assume that the 41,885,597 shares issued from conversion of the preferred stock and 9,302,326 shares issued in the primary equity offering were outstanding at the beginning of the period presented.


Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because we use these measurements in evaluating our performance and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because it is a measure used by our debt holders to determine compliance with financial ratios included in our Senior Secured Credit Agreement. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                         2005
                              Nine Months Ended   Full Year Guidance
                             -------------------- -------------------
                               2005       2004       Low      High
                             ---------- --------- --------- ---------

Revenue                       $247,984  $240,764  $325,000  $330,000
                             ========== ========= ========= =========
Net income (loss) before
 preferred stock dividends     $(9,101)  $10,381   $(6,800)  $(5,400)
  Interest expense, net         17,312    16,428    23,000    23,000
  Provision (benefit) for
   income taxes                 (4,548)    6,637    (2,900)   (2,300)
  Depreciation and
   amortization                 15,962    14,345    20,900    20,900
                             ---------- --------- --------- ---------
EBITDA                          19,625    47,791    34,200    36,200

  Special Charge                    --       320        --        --
  Debt extinguishment costs     19,487        --    19,500    19,500
  Transaction costs and
   expenses                      1,517        --     1,500     1,500
  Stock option redemptions
   and transaction bonuses       6,805        --     6,800     6,800
                             ---------- --------- --------- ---------
Adjusted EBITDA                $47,434   $48,111   $62,000   $64,000
                             ========== ========= ========= =========


     CONTACT: Synagro Technologies, Inc., Houston
              Robert C. Boucher, Jr., 713-369-1700